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                                                                     EXHIBIT 12

                                 PSI ENERGY INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                THREE MONTHS
                                                   ENDED                           12 MONTHS ENDED DECEMBER 31
                                                  MARCH 31, ------------------------------------------------------------------
                                                    1999          1998         1997          1996        1995         1994
                                                    ----          ----         ----          ----        ----         ----
                                                                               (THOUSANDS, EXCEPT RATIOS)
Earnings Available
 Net Income                                         $39,841      $52,038      $132,205     $125,678     $145,815      $82,192
 Plus:
   Income Taxes                                      25,185       23,147        77,380       77,191       84,102       51,678
   Interest on Long-Term Debt                        19,577       80,259        71,638       67,001       70,577       68,862
   Other Interest                                     2,478       11,060        13,584       14,511       15,821       15,292
   Interest Component of Rents (a)                    1,338        5,351         5,390        4,921        3,620        3,946
                                           -----------------------------------------------------------------------------------
     Total Available                                $88,419     $171,855      $300,197     $289,302     $319,935     $221,970
                                           -----------------------------------------------------------------------------------
                                           -----------------------------------------------------------------------------------

Fixed Charges
 Interest Charges                                   $22,055      $91,319       $85,222      $81,512      $86,398      $84,154
 Interest Component of Rents (a)                      1,338        5,351         5,390        4,921        3,620        3,946
                                           -----------------------------------------------------------------------------------
     Total Fixed Charges                            $23,393      $96,670       $90,612      $86,433      $90,018      $88,100
                                           -----------------------------------------------------------------------------------
                                           -----------------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges                     3.78         1.78          3.31         3.35         3.55         2.52
                                           -----------------------------------------------------------------------------------
                                           -----------------------------------------------------------------------------------
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(a)  Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be determined.